Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products Reports Second Quarter 2011 Results
Non-GAAP Net Income of $3.4 Million and Earnings per Share of $0.18
-Conference Call To Be Held at 4:30 PM EDT Today-

LONG BEACH, Calif., August 4, 2011 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the second quarter and six months ended June 30, 2011.

Net sales for the second quarter of 2011 were equal to the second quarter of 2010 at $28.9 million.  Second quarter 2011 sales were impacted by lower shipments into Texas due to regulatory agencies’ attempting to impose restrictions on certain products as well as lower royalties from the Company's Japanese partner.

For the second quarter 2011, net income was $2.9 million, or $0.16 per diluted share, compared with $3.1 million, or $0.14 per diluted share, in the second quarter of 2010.  On a non-GAAP basis, excluding Zein Obagi legal and related costs from both this year and last, net income was $3.4 million, or $0.18 per diluted share, compared with net income of $3.8 million, or $0.17 per diluted share, a year ago.  A table reconciling GAAP and non-GAAP measures is provided below.

Second quarter 2011 gross margin was 77.4%, which compares with 78.5% a year ago.  Gross margin during the quarter was negatively impacted by $0.5 million of additional inventory reserves related to short-dated product and damaged inventory that was returned from Texas, and a $0.4 million decline in royalties.  Operating expenses on a GAAP basis for the second quarter 2011 were $17.5 million, flat compared with the same period last year.  On a non-GAAP basis, operating expenses were $16.8 million compared with $16.3 million for the second quarter 2010, excluding costs associated with the Zein Obagi litigation.  Operating expenses increased from last year primarily due to $0.8 million in incremental expenses associated with the Texas matter which included voluntarily withdrawing product from Texas and other legal and professional costs.

For the Six Months Ended June 30, 2011 Compared to a Year Ago:
•	Net sales were $55.4 million compared with $54.6 million a year ago.
•	Gross margin was 78.3% versus 78.9% a year ago.

•	On a GAAP basis, net income totaled $0.5 million, or $0.03 per diluted share, compared with net income of $5.0 million, or $0.23 per diluted share, a year ago.
•
On a non-GAAP basis, net income totaled $6.2 million, or $0.33 per diluted share, compared with net income of $6.2 million, or $0.28 per diluted share, a year ago.  (See reconciliation table for details.)

The Company generated strong cash flow of $5.3 million from operations during the three months ended June 30, 2011, before a $5.0 million payment for the Zein Obagi settlement.  Total cash and cash equivalents at June 30, 2011 were $21.1 million, up from $15.1 million at December 31, 2010.

Recent Significant Events
In the second quarter of 2011, the Company:

•	Added 284 new accounts, bringing the total number of active accounts to 6,560 at quarter’s end, up 3.3% from a year ago.
•	Presented results of two studies at the 22nd World Congress of Dermatology in May.
o
The first study showed statistically significant benefits from the use of Obagi-C®Rx, a prescription strength hydroquinone/ascorbic acid treatment system for normal to oily skin,  in the treatment of hyperpigmentation and skin laxity, as well as improvements in skin texture and a reduction in fine lines and wrinkles.  Additionally, the treatment system was clinically proven to increase patient satisfaction in their appearance.

o
In the second clinical study, Nu-Derm®, a prescription strength hydroquinone skin care system, when used with tretinoin, was shown to be highly effective in reducing the severity and pigmentation intensity of melasma in those with darker skin, particularly for people of color, with 90% of the patients reporting that their treatment was either “more” or “much more” effective than other medications previously used.

Al Hummel, the Company’s President and CEO, stated, “Notwithstanding the unusual circumstances in Texas, we performed as we predicted during the second quarter and continue to support our physician customers in Texas with non-hydroquinone products.  We disagree with certain views of some Texas regulators and continue to be in active discussion with them.

"Having dealt with a number of issues since my arrival at Obagi, including settling the Zein Obagi litigation and ongoing work to resolve the Texas regulatory issues, I want to emphasize that we also are making good progress on building the platform for future growth.  We are actively developing strategic and tactical plans that we expect will accelerate revenue growth in the medium and long term.   On the marketing front, early results from our social media campaigns have provided us with valuable insights into new avenues for increasing our brand awareness and building deeper relationships with our physician customers and end users. In the coming months we will be implementing action plans that take advantage of these insights, as well as other analyses to achieve the following objectives: gaining a larger share of all potential consumers, further expanding the Company’s business model in non-core markets, establishing direct relationships with new consumers through technology, providing more convenient means for customers to purchase Obagi products and accelerating growth in certain Asian markets.  We have not taken our sights off the fact that Obagi is a tremendous brand.  We are very confident and enthusiastic about expanding our profitable platform and look forward to implementing our plans and reporting on our progress.”

Third Quarter Financial Guidance
Based on the actual and forecasted net sales impact tied to the withdrawal of product from Texas, and the seasonally softer trend for the third quarter, management expects net sales for the third quarter of 2011 to be in the range of $27.0 million to $28.5 million, and earnings per diluted share to be between $0.16 and $0.17.  The earnings per share guidance assumes dilutive shares at approximately 18.7 million shares.  The Company is also reiterating its current total year guidance of non-GAAP net sales in the range of $114.0 million to $116.0 million and non-GAAP earnings per diluted share to be between $0.75 and $0.78. The non-GAAP annual guidance excludes any impact related to the Zein Obagi litigation and the sales returns related to the Texas matter.

Conference Call Information
The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.  A telephone replay will be available approximately two hours after the call concludes through Thursday, August 18, 2011, by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and entering replay pin # 375841. There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com.  For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.
Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market.  Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles.  Obagi Medical's portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use.  The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIdermM.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear®System, Obagi ELASTILash™ Eyelash Solution, Obagi Blue Peel RADIANCE™, and Nu-Derm® Sun Shield SPF 50.  Visit www.obagi.com for more information.

Forward Looking Statements
There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares.  A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Obagi, the Obagi logo and other trademarks referenced above are trademarks of Obagi Medical Products and/or its affiliates in the United States, EU and certain other countries.

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	June 30,	December 31,
	2011	2010
Assets	(unaudited)
Current assets
Cash and cash equivalents	$21,057	$15,139
Accounts receivable, net	19,150	22,736
Inventories, net	3,155	4,625
Prepaid expenses and other current assets	7,960	6,408
Total current assets	51,322	48,908
Property and equipment, net	3,169	3,254
Goodwill	4,629	4,629
Intangible assets, net	4,053	4,592
Other assets	1,252	1,324
Total assets	$64,425	$62,707
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,340	$6,400
Current portion of long-term debt	9	—
Accrued liabilities	5,369	6,479
Total current liabilities	12,718	12,879
Long-term debt	17	—
Other long-term liabilities	1,567	1,599
Total liabilities	14,302	14,478
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,983,372 and 22,882,658 shares issued and 18,599,386
and 18,499,939 shares outstanding at June 30, 2011
and December 31, 2010, respectively	23	23
Additional paid-in capital	62,587	61,173
Accumulated earnings	27,861	27,381
Treasury stock, at cost; 4,367,941 shares at June 30, 2011
and December 31, 2010	(40,348)	(40,348)
Total stockholders' equity	50,123	48,229
Total liabilities and stockholders' equity	$64,425	$62,707

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$28,876	$28,863	$55,389	$54,569
Cost of sales	6,530	6,205	11,992	11,541
Gross profit	22,346	22,658	43,397	43,028
Selling, general and administrative expenses	17,134	16,553	41,618	32,724
Research and development expenses	394	994	819	2,002
Income from operations	4,818	5,111	960	8,302
Interest income	9	29	11	49
Interest expense	(31)	(2)	(95)	(5)
Income before provision for income taxes	4,796	5,138	876	8,346
Provision for income taxes	1,875	2,051	396	3,340
Net income	$2,921	$3,087	$480	$5,006

Net income attributable to common shares
Basic	$0.16	$0.14	$0.03	$0.23
Diluted	$0.16	$0.14	$0.03	$0.23

Weighted average common shares outstanding
Basic	18,567,467	21,982,815	18,535,895	21,948,035
Diluted	18,644,133	22,284,274	18,683,764	22,218,065

Segment information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$28,239	$27,841	$53,177	$52,558
Licensing	637	1,022	2,212	2,011
Net sales	$28,876	$28,863	$55,389	$54,569

Gross profit by segment
Physician-dispensed	$21,712	$21,669	$41,193	$41,083
Licensing	634	989	2,204	1,945
Gross profit	$22,346	$22,658	$43,397	$43,028

Geographic information
United States	$24,501	$24,396	$46,167	$46,138
International	4,375	4,467	9,222	8,431
Net sales	$28,876	$28,863	$55,389	$54,569

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales by product category
Physician-dispensed
Nu-Derm	$15,980	$15,402	$29,154	$28,260
Vitamin C	4,289	4,569	7,854	8,581
Elasticity	2,528	2,601	5,588	5,373
Therapeutic	1,554	1,963	2,828	3,578
Other	3,888	3,306	7,753	6,766
Total	28,239	27,841	53,177	52,558
Licensing	637	1,022	2,212	2,011
Total net sales	$28,876	$28,863	$55,389	$54,569

Reconciliation between GAAP to non-GAAP measures is included below (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

GAAP operating expenses	$17,528	$17,547	$42,437	$34,726
a) Dr. Obagi settlement, litigation and related expenses	(707)	(1,244)	(7,874)	(1,923)
Non-GAAP operating expenses	$16,821	$16,303	$34,563	$32,803

GAAP net income	$2,921	$3,087	$480	$5,006
Adjustments to GAAP net income:
a) Dr. Obagi termination, litigation and related expenses	707	1,244	7,874	1,923
b) Texas sales return reserve gross profit impact	-	-	1,555	-
c) Non-GAAP income tax expense	(276)	(497)	(3,679)	(770)
Non-GAAP net income	$3,352	$3,834	$6,230	$6,159

Non-GAAP net income per share:
Diluted	$0.18	$0.17	$0.33	$0.28

Shares used in computing Non-GAAP per share amounts:
Diluted	18,644,133	22,284,274	18,683,764	22,218,065